EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                Three Months
                                                   Ended        Year Ended    Year Ended     Year Ended     Year Ended    Year Ended
                                                  June 30,       March 31,     March 31,      March 31,      March 31,     March 31,
                                                    2000           2000          1999          1998            1997          1996
                                                ------------    ----------    ----------     ----------     ----------    ----------
Consolidated pretax income (loss) from
    Continuing operations                          $ 7,768        11,659        (7,839)       (27,122)       (26,005)       (21,431)

Net amortization of debt issuance expense              337         1,326         1,412          2,292          1,784          2,139

Interest expense                                     8,102        32,637        34,830         36,664         34,505         30,549

Interest portion of rental expense                     534         2,134         2,301          2,130          1,799          1,618
                                                   -------       -------       -------        -------        -------        -------

Earnings                                           $16,741        47,756        30,704         13,964         12,083         12,875
                                                   =======       =======       =======        =======        =======        =======

Interest expense                                   $ 8,102        32,637        34,830         36,664         34,505         30,549

Net amortization of debt issuance expense              337         1,326         1,412          2,292          1,784          2,139

Interest portion of rental expense                     534         2,134         2,301          2,130          1,799          1,618
                                                   -------       -------       -------        -------        -------        -------

    Fixed Charges                                  $ 8,973        36,097        38,543         41,086         38,088         34,306
                                                   =======       =======       =======        =======        =======        =======

    Ratio of Earnings to Fixed Charges               1.87x         1.32x           (a)            (a)            (a)            (a)
                                                   =======       =======       =======        =======        =======        =======

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997 and 1996 was $7,839, $27,122,
     $26,005 and, $21,431 respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                         Three Months                      Fiscal Year Ended March 31,
                                             Ended       ---------------------------------------------------------------
                                        June 30, 2000      2000         1999          1998           1997          1996
                                        -------------    -------       -------       -------       -------       -------
            Depreciation                   $ 7,753       $30,067        29,651        28,124        25,282        21,385
            Amortization                     1,026         3,719         4,025        10,413         9,374         9,311
            Non-cash charges (gain)           --              17           945         2,301         1,944         3,435
                                           -------       -------       -------       -------       -------       -------
              Total                        $ 8,779       $33,803        34,621        40,838        36,600        34,131
                                           =======       =======       =======       =======       =======       =======